Exhibit 99.1


       J & J Snack Foods Reports Record First Quarter Sales and Earnings


     PENNSAUKEN, N.J.--(BUSINESS WIRE)--Jan. 23, 2006--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for the first quarter ended December 24, 2005.
     Sales increased 10% to $108.6 million from $98.5 million in last year's first quarter. Net earnings increased 21% to $3.0 million in the current quarter from $2.5 million last year. Earnings per diluted share were $.16 for the first quarter compared to $.13 last year. Operating income increased 15% to $4.2 million in the current quarter from $3.7 million in the year ago quarter.
     Operating income in this year's quarter was impacted by $260,000 of share-based compensation expense (expensing of stock options) and net earnings were impacted by $171,000, or $.01 per diluted share. Excluding the impact of share-based compensation expense recognized this year and not last year, operating income increased 22% and net earnings increased 28%.
     Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "Continued strong performance by our food service business was largely responsible for our improvement."

     J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

     *    MINUTE MAID is a registered trademark of The Coca-Cola Company.

     **   BARQ'S is a registered trademark of Barq's Inc.

     ***  CHILL is a registered trademark of Wells Dairy, Inc.


                             Consolidated Statement of Operations
                             ------------------------------------
                                     Three Months Ended
                                     ------------------
                             December 24,            December 25,
                                2005                    2004
                             ------------            ------------
                                          (unaudited)
                                         (in thousands)

Net sales                    $   108,571             $    98,521
Cost of goods sold                75,454                  68,525
                             ------------            ------------
   Gross profit                   33,117                  29,996
Operating expenses                28,920                  26,342
                             ------------            ------------
Operating income                   4,197                   3,654
Other income                         674                     298
                             ------------            ------------
   Earnings before income
    taxes                          4,871                   3,952
Income taxes                       1,861                   1,470
                             ------------            ------------
   Net earnings              $     3,010             $     2,482
                             ============            ============

Earnings per diluted share          $.16                    $.13
Earnings per basic share            $.16                    $.14
Weighted average number
 of diluted shares                18,697                  18,470
Weighted average number
 of basic shares                  18,328                  18,064


                                    Consolidated Balance Sheets
                                    ---------------------------
                               December 24, 2005   September 24, 2005
                               -----------------   ------------------
                                   (unaudited)
                                          (in thousands)

Current assets                 $        161,760    $         154,233
Property, plant & equipment,
 net                                     87,953               89,045
Goodwill                                 53,622               53,622
Other intangibles, net                    6,760                7,043
Other assets                              2,178                1,981
                               -----------------   ------------------
   Total                       $        312,273    $         305,924
                               =================   ==================

Current liabilities            $         57,001    $          52,902
Deferred income taxes                    17,987               17,987
Other long term obligations                 234                  273
Stockholders' equity                    237,051              234,762
                               -----------------   ------------------
   Total                       $        312,273    $         305,924
                               =================   ==================


     The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, CFO, 856-665-9533